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                                                                 EXHIBIT 99.1

               SIMMONS COMPANY ANNOUNCES NEW MANUFACTURING PLANTS
      NETWORK OPTIMIZATION PLAN BALANCES CURRENT BUSINESS WITH GROWTH PLANS

ATLANTA, (September 29, 2003)- Simmons Company, the second largest bedding manufacturer in the United States, announced plans for three new state-of-the-art manufacturing facilities this week. Two of these plants will be located in Sumner, Washington and Hazleton, Pennsylvania. Southern Georgia is the likely location of the third facility. The selection of these locations has been the result of an extensive network optimization process conducted by Simmons to identify specific initiatives to enhance customer service, while simultaneously positioning the Company to effectively meet the requirements of future sales growth.

         In making these announcements, Simmons Company Chairman Charlie Eitel noted, "Over the last few years, Simmons has experienced growth in sales to an expanding customer base. At the same time, our Zero Waste initiative has generated significant process improvements and waste reduction, paving the way for the next level of operational excellence and network optimization. All three new plants will be designed to reflect this new level of operational excellence, representing state-of-the-art bedding plants to better serve our customers in these three areas of the country while balancing the capabilities of our entire manufacturing network."

         Mr. Eitel continued, "Building new manufacturing facilities in these communities will position Simmons to continue providing the best service possible for our customers and a great work environment for our associates." The plants will range in size from 150,000 square feet to 215,000 square feet. The Sumner facility is expected to initially employ approximately 140 associates while the other two facilities each are expected to initially employ approximately 225. The Company expects that Sumner will be operational by November of this year, Hazleton by March 2004 and the third facility by May 2004.

         The anticipated facility in Southern Georgia will replace the Company's Jacksonville facility, the lease for which expires in late 2003. Simmons will be offering on-site meetings at its Jacksonville facility with representatives from the Local Job Service Department and an employee assistance program to aid Jacksonville associates through this transition.

         In further commenting on the Company's announcement, Simmons Chairman Charlie Eitel noted, "We have been fortunate to be working with world-class communities

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in our efforts to identify these new locations for plant facilities.
All of the city and state officials have demonstrated a level of business professionalism and community support that is very consistent with the Simmons culture and sense of community. We believe these cities will be great places to continue the growth of Simmons Company's sales and culture. Officials in the city of Jacksonville have been equally as professional and supportive as Simmons worked closely with them to develop a plan for all of our associates at that facility."

         Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R), and sang(tm) The Company operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports that mission through its Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound and smart sleep routine. For more information, consumers and customers can visit the Company's new Web site at www.simmons.com.